Exhibit 99.1

PSB HOLDINGS, INC.
40 Main Street
Putnam, CT 06260

For Immediate Release

CONTACT:	Robert J. Halloran, Jr., President and Chief Financial Officer
(860) 928-6501

PSB Holdings, Inc. Reports Earnings
 For the Three and Six Months Ended December 31, 2008

PUTNAM, CT, January 22, 2009 – PSB Holdings, Inc. (the “Company”) (NASDAQ: PSBH), the holding company for Putnam Bank, reported net income for the quarter ended December 31, 2008 of $2.0 million or $.31 per basic and diluted share as compared to $685,000 or $0.10 per basic and diluted share for the quarter ended December 31, 2007, an increase of $1.3 million, or 187.4%.  The increase was primarily due to the tax benefit related to write-downs of Freddie Mac pass-through auction-rate securities that had primarily been recorded during the quarter ended September 30, 2008.  On October 29, 2008, the U.S. Treasury clarified that ordinary loss treatment applies to these Freddie Mac pass-through auction-rate securities.  As an ordinary loss,  under generally accepted accounting principles banks could not record the effect of this tax change in their balance sheets and income statements for financial and regulatory purposes until the period in which the law was enacted, i.e., the fourth quarter of 2008.  The increase in net income also reflected higher net interest income and lower noninterest expenses, which were partially offset by an increased loan loss provision during the quarter ended December 31, 2008.   Net loss for the six months ended December 31, 2008 amounted to $2.0 million or $0.33 per basic and diluted share as compared to net income of $1.2 million or $0.19 per basic share and $0.18 per diluted share for the six months ended December 31, 2007. This decrease was primarily due to other-than-temporarily impaired investment write-downs of $5.8 million recorded during the six months ended December 31, 2008. The write-downs included $3.95 million in Freddie Mac pass-through auction-rate securities issued by trusts consisting solely of Freddie Mac preferred stock and $1.83 million in Lehman Brothers corporate debt.  Net interest income increased and noninterest expenses decreased compared to the six months ended December 31, 2007 which were partially offset by an increase in the loan loss provision during the six months ended December 31, 2008.

Net interest income increased $418,000 to $3.3 million for the quarter ended December 31, 2008 compared to the quarter ended December 31, 2007 and increased $816,000 to $6.5 million for the six months ended December 31, 2008 compared to the six months ended December 31, 2007.  Net interest spread increased 69 basis points to 2.57% from 1.88% for the quarters ended December 31, 2008 and 2007, respectively.  Net interest margin increased 44 basis points to 2.91% from 2.47% for the same periods.  Net interest spread increased 59 basis points to 2.43% from 1.84% for the six months ended December 31, 2008 and 2007, respectively.  Net interest margin increased 38 basis points to 2.81% from 2.43% for the same periods.  These increases for the quarter and six months were primarily due to the decreases in short-term interest rates implemented by the Federal Open Market Committee, and the resulting repricing of many of the Company’s interest-bearing liabilities.

The provision for loan losses amounted to $323,000 and $35,000 for the quarters ended December 31, 2008 and 2007, respectively, an increase of $288,000.  The provision for loan losses amounted to $597,000 and $47,000 for the six months ended December 31, 2008 and 2007, respectively, an increase of $550,000.  The increase in the level of provision was primarily a result of a single commercial real estate loan charge-off during the period ended December 31, 2008.

Noninterest income amounted to $902,000 and $802,000 for the quarters ended December 31, 2008 and 2007, respectively, an increase of $100,000. This was due to increased BOLI income and was partially offset by decreases in service fees and gain on loan sales.  Noninterest income amounted to $1.7 million and $1.5 million for the six months ended December 31, 2008 and 2007, respectively, an increase of $186,000. This was due to increased BOLI income, service fees and brokerage fee income.

Write-downs of investments amounted to $304,000 for the quarter ended December 31, 2008 compared to no investment write-downs for the quarter ended December 31, 2007. This was due to other-than-temporarily impaired investment write-downs which included $274,000 in Freddie Mac pass-through auction-rate securities issued by trusts consisting solely of Freddie Mac preferred stock and $30,000 in Lehman Brothers corporate debt. Write-downs of investments amounted to $5.8 million for the six months ended December 31, 2008 compared to no investment write-downs for the six months ended December 31, 2007.  This was due to other-than-temporarily impaired investment write-downs which included $3.95 million in Freddie Mac pass-through auction-rate securities issued by trusts consisting solely of Freddie Mac preferred stock and $1.83 million in Lehman Brothers corporate debt.  The current carrying values of the Freddie Mac APT certificates and Lehman Brothers corporate debt was $46,000 and $170,000 as of December 31, 2008, respectively.

Noninterest expense amounted to $2.6 million for the quarter ended December 31, 2008 as compared to $2.7 million for the quarter ended December 31, 2007, a decrease of $129,000 or 4.7%.  Noninterest expense amounted to $5.2 million for the six months ended December 31, 2008 as compared to $5.5 million for the six months ended December 31, 2007, a decrease of $350,000 or 6.3%.  Salaries and benefits increased $1,000 when comparing the quarters ended December 31, 2008 and 2007; and decreased $38,000 when comparing the six months ended December 31, 2008 and 2007.  Occupancy expense decreased $18,000 when comparing the quarters ended December 31, 2008 and 2007; and decreased $37,000 when comparing the six months ended December 31, 2008 and 2007.  All other noninterest expenses decreased $112,000 when comparing the quarters ended December 31, 2008 and 2007; and decreased $275,000 when comparing the six months ended December 31, 2008 and 2007.

The provision for income taxes for the quarter ended December 31, 2008 reflected the benefit associated with the $3.95 million write-down in Freddie Mac pass-through auction-rate securities.  On October 29, 2008, the U.S. Treasury clarified that ordinary loss treatment applies to these Freddie Mac APT certificates. As an ordinary loss, under generally accepted accounting principles companies could not record the effect of this tax change in their balance sheets and income statements for financial and regulatory purposes until the period in which the law was enacted, i.e., the quarter ending December 31, 2008. The provision for income taxes for the six months ended December 31, 2008 reflected the benefit associated with the $3.95 million write-down in Freddie Mac pass-through auction-rate securities and the $1.83 million write-down in Lehman Brothers corporate debt.

“The other-than-temporarily impaired investment write-downs related to Freddie Mac and Lehman Brothers represents a noncash charge to the Company’s earnings, which offsets our solid core operating performance for the current quarter and year-to-date," said Chairman and Chief Executive Officer, Thomas A. Borner. "The Bank continues to be a dominant lender in its primary market area along with solid deposit growth and ample liquidity.  The Bank remains well-capitalized, financially sound and maintains its commitment to serving the financial needs of the communities we serve. ”

Total assets of the Company decreased to $479.7 million at December 31, 2008 from $494.5 million at June 30, 2008.  Loans continued to grow from $245.2 million at June 30, 2008 to $250.3 million at December 31, 2008. Investment securities decreased $29.9 million during the six months ended December 31, 2008, and represented $190.1 million or 39.6% of total assets at December 31, 2008 as compared to $220.0 million or 44.5% of total assets at June 30, 2008.

Total liabilities of the Company decreased to $443.0 million at December 31, 2008 from $445.1 million at June 30, 2008.  Borrowed funds decreased $9.8 million during the six months ended December 31, 2008, and represented $146.8 million or 30.6% of total assets as of December 31, 2008 as compared to $156.6 million or 31.7% of total assets as of June 30, 2008.  This included a reduction in FHLB borrowings of $7.6 million.  Total deposits increased $8.5 million during the six months ended December 31, 2008, and represented $292.2 million or 60.9% of total assets at December 31, 2008 as compared to $283.7 million or 57.4% of total assets at June 30, 2008.

Shareholders’ equity decreased to $36.7 million at December 31, 2008 from $49.4 million at June 30, 2008, primarily due to the net loss of $2.0 million and an increase in other comprehensive loss of $10.4 million

About PSB Holdings, Inc.

PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Bank, a federally chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its seven offices located in eastern Connecticut. Putnam Bank also operates a full service loan center in Putnam, Connecticut. PSB Holdings Inc.'s common stock trades on the Nasdaq Global Market under the symbol PSBH.

Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its website at www.putnambank.com.  Investor information is also available at this website.

Statements contained in this news release that are not historical facts are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those stated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  Subject to applicable laws and regulation, the Company does not undertake – and specifically disclaims any obligation – to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

PSB HOLDINGS, INC.	Statistical Summary
	(Unaudited)
	(dollars in thousands)

	As of December 31,	As of June 30,
Assets	2008	2008
Cash and due from banks	$4,549	$7,026
Federal funds sold	5,600	1,120
Investment securities, at fair value	190,119	220,026
Loans	250,265	245,161
Less: allowance for loan losses	(1,888)	(1,758)
Net Loans	248,377	243,403
Other real estate owned	1,211	-
Premises and equipment	3,565	3,706
Intangible assets	7,666	7,769
Other assets	18,612	11,449
Total Assets	$479,699	$494,499

Liabilities and Stockholders' Equity
Deposits	$292,184	$283,724
Borrowed funds	146,818	156,621
Mortgagors' escrow accounts	1,360	1,423
Other liabilities	2,672	3,294
Total Liabilities	443,034	445,062
Total Stockholders' Equity	36,665	49,437
Total Liabilities and Stockholders' Equity	$479,699	$494,499

	Three Months Ended December 31,		Six Months Ended December 31,
Income Statement	2008	2007	2008	2007
Interest and dividend income	$6,537	$6,899	$13,046	$13,681
Interest expense	3,234	4,014	6,568	8,019
Net interest and dividend income	3,303	2,885	6,478	5,662
Provision for loan losses	323	35	597	47
Net Interest income after provision for loan losses	2,980	2,850	5,881	5,615
Noninterest income	902	802	1,720	1,534
Writedown of investments	304	0	5,784	0
Loss on sale of investments	0	20	0	20
Noninterest expense	2,618	2,747	5,183	5,533
Income (loss) before income tax (benefit) expense	960	885	(3,366)	1,596
Income tax (benefit) expense	(1,009)	200	(1,324)	372
Net Income (Loss)	$1,969	$685	$(2,042)	$1,224

	At or for the Three Months		At or for the Six Months
	December 31,		December 31,
Financial condition data:	2008	2007	2008	2007
(Dollars in thousands, except per share amounts)
Average interest-earning assets	$450,101	$463,420	457,509	$461,275
Average interest-bearing liabilities	$402,255	$395,283	403,425	$394,510
Average interest-earning assets to
average interest-bearing liabilities	111.89%	117.24%	113.41%	116.92%
Non-performing loans	$2,703	$2,323	2,703	$2,323
Non-performing loans to total loans	1.08%	0.97%	1.08%	0.97%
Allowance for loan losses	$1,888	$1,776	1,888	$1,776
Allowance for loan losses to total loans	0.75%	0.74%	0.75%	0.74%
Shareholders' equity to assets	7.64%	10.39%	7.64%	10.39%

Selected operating data:
Return (loss) on average assets	1.62%	0.55%	-0.83%	0.50%
Return (loss) on average equity (1)	20.17%	5.15%	-9.33%	4.67%
Net interest rate spread	2.57%	1.88%	2.43%	1.84%
Net interest margin (2)	2.91%	2.47%	2.81%	2.43%
Efficiency ratio (3)	67.11%	74.91%	214.71%	77.10%
(1) Annualized net income (loss) divided by average equity capital.
(2) Net interest margin represents net interest income divided by average total interest-earning assets.
(3) Noninterest expense divided by net interest income before provision for loan losses plus noninterest income.

Per share data:
Earnings (loss) per share:
Basic	$0.31	$0.10	$(0.33)	$0.19
Diluted	$0.31	$0.10	$(0.33)	$0.18
Book value per share	$5.61	$7.68	$5.61	$7.68
Market price per share:
High for the period	$8.06	$10.55	$9.50	$10.76
Low for the period	$3.80	$7.58	$3.80	$7.58
Close at end of period	$4.05	$8.99	$4.05	$8.99
Cash dividends declared per share	$0.09	$0.07	$0.09	$0.07

Weighted-average common shares outstanding:
Basic	6,276,963	6,534,918	6,270,346	6,574,994
Diluted	6,324,041	6,610,378	6,270,346	6,658,808